Exhibit 21

ROGERS CORPORATION AND CONSOLIDATED SUBSIDIARIES
Subsidiaries of the Registrant

Company	Percentage of Voting Securities Owned	Jurisdiction of Incorporation or Organization

Rogers China, Inc.	100%	Delaware
Rogers L-K Corp.	100%	Delaware
Rogers Japan Inc.	100%	Delaware
Rogers Southeast Asia, Inc.	100%	Delaware
Rogers Taiwan, Inc.	100%	Delaware
Rogers Korea, Inc	100%	Delaware
Rogers (China) Investment Co., Ltd.	100%	China
Rogers Technologies Singapore, Inc.	100%	Delaware
Rogers Specialty Materials Corporation	100%	Delaware
Rogers Circuit Materials Incorporated	100%	Delaware
Rogers Technologies (Suzhou) Co., Ltd.	100%	China
TL Properties, Inc.	100%	Arizona
World Properties, Inc.	100%	Illinois
Rogers Technologies (Barbados) SRL	100%	Barbados
Rogers B.V.B.A.	100%	Belgium
Rogers GmbH	100%	Germany
Rogers (U.K.) Ltd.	100%	England
Rogers (Shanghai) International Trading Co. Ltd.	100%	China
Rogers KF, Inc.	100%	Delaware
Rogers Korea, Inc.	100%	Korea
Rogers Luxembourg Sarl	100%	Luxembourg
Rogers Benelux Sarl	100%	Luxembourg
Rogers Worldwide LLC	100%	Delaware
Rogers New Territories Corporation Limited	100%	Hong Kong
Rogers Asia Holding Company Limited	100%	Hong Kong
Rogers Pacific Limited	100%	Hong Kong
Utis Co., Ltd	100%	Korea
Curamik Electronics GmbH	100%	Germany
Curamik Electronics k.k.	100%	Japan
Curamik Electronics Inc.	100%	Texas

Rogers Inoac Corporation *	50%	Japan
Rogers Inoac Suzhou Corporation *	50%	China

*  These entities are unconsolidated joint ventures and accordingly are not included in the consolidated financial statements of Rogers Corporation, except to the extent required by the equity method of accounting.